EXHIBIT 8.2

FORM OF OPINION

[Letterhead of S&C]

                , 2002

EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), with and into HEC Holdings, Inc., a Delaware corporation (“HEC Holdings”).

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of October 28, 2001, by and among EchoStar, Hughes Electronics Corporation, a Delaware corporation (“Hughes”), and HEC Holdings, as amended as of December 14, 2001 and as amended and restated as of                  , 2002 (the “Merger Agreement”), the General Motors Consent Solicitation Statement (the “Consent Solicitation Statement”) filed by General Motors Corporation, a Delaware corporation, with the Securities and Exchange Commission (the “SEC”) and the Registration Statement on Form S-4, filed by HEC Holdings with the SEC on March 18, 2002 (Registration No. 333-84472), in which the Consent Solicitation Statement is included as a prospectus (with all amendments thereto, the “Registration Statement”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers, representatives, and shareholders of Hughes, HEC Holdings and EchoStar. Any capitalized term not defined herein shall have the meaning assigned to such term in the Merger Agreement.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Consent Solicitation Statement and the Registration Statement, (2) the consummation of the Merger and the Hughes Reorganization in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, (3) the accuracy as of the Merger Effective Time of (a) the representations made by HEC Holdings, which are set forth in the certificate delivered to us by HEC Holdings, dated the date hereof, (b) the representations made by EchoStar, which are set forth in the certificate delivered to us by

EchoStar Communications Corp.
                , 2002

EchoStar, dated the date hereof, and (c) the representations made by Charles W. Ergen, which are set forth in the certificate delivered to us by him, dated the date hereof, (4) that any representations made in such certificates that are qualified by knowledge or a qualification of like import will be accurate at the Merger Effective Time without such qualification and (5) no change in law applicable to the Merger shall occur from the date hereof through the Merger Effective Time.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     We express no opinion concerning any tax consequences of the Merger other than that specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “THE TRANSACTIONS – Material U.S. Federal Income Tax Considerations Relating to the Transactions – The Hughes/EchoStar Merger” and “LEGAL MATTERS” in the Consent Solication Statement.

Very truly yours,